Exhibit 99.1

FOR IMMEDIATE RELEASE:

Friday, January 27, 2006

FRESH HARVEST PRODUCTS, INC OF NEW JERSEY

COMPLETES ACQUISITION OF

FRESH HARVEST PRODUCTS, INC. OF NEW YORK

Jersey City, NJ – Friday, January 27, 2006 – Fresh Harvest Products, Inc. (“FHP” or the “Company”), a New Jersey corporation announced that it completed the acquisition of Fresh Harvest Products, Inc., a New York corporation.  An 8K will be filed with the SEC containing the specifics of the transaction shortly.

Fresh Harvest Products, Inc. (“Fresh Harvest” or “the Company”) was incorporated and then funded privately in New York State in 2003 with the intent to become the first global organic food company to bring to consumers healthy food products at reasonable prices through both regional and national supermarkets. Since then, the Company has studied and analyzed the organic food market, created brands with distinctive labeling, developed key distribution relationships, establishing a global procurement program, and assembled a core management team to build the business on a global basis.

Fresh Harvest has focused on finding the best organic, natural, and artisan food products in the world.  Fresh Harvest’s branded organic food products will be produced by artisan farms, co-ops and families who have historically grown organic products.  The organic products that Fresh Harvest plans to initially offer include:  coffee from South America, USA and Africa, olive oil from Spain, and Fresh Harvest Health Bars that have no refined sugar added, are cholesterol free, trans fat free, low in sodium and gluten free.  Fresh Harvest intends to bring healthy great tasting organic and natural food products at affordable prices to the mass markets.  All initial packaging has been designed and approved. The Company has received interest for orders for Fresh Harvest Health Bars and coffee products Management is now presenting the product lines to select supermarkets chains in the eastern part of the United States.

The market for natural and organic foods currently represents about 2% of total US food sales, according to the US Agri-Food Market Profile. With latest US foods sales totaling in excess of $680 Billion, natural and organic food sales represent $13.6 Billion, of which organic alone represents nearly a $5 Billion market. Latest available data also shows that while US food sales are generally flat, the natural/organic category is growing in excess of 8% annually and even faster abroad. Most importantly, (1) Nearly 70% of all consumers now purchase natural products; (2) Nearly 65% buy organic foods and produce; (3) Nearly 65% take supplements; (4) Over 50% purchase functional foods and beverages; and (5) Over 40% use soy foods and beverages (Sources: Natural Food Merchandiser, Nutritional Business Journal, and Progressive Grocer). On a global basis, similar patterns are evident among developed countries. For example, organic food and beverage sales in Europe now exceed $10 Billion, which is only 2% of that markets total food sales.

Safe Harbor Disclosure -- This Press Release contains or incorporates by reference "forward-looking statements," including certain information with respect to plans and strategies of Fresh Harvest Products, Inc. For this purpose, any statements contained herein or incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the forgoing, the words "anticipate(s)," "believe(s)," "expect(s)," "intend(s)," "plan(s)", "potential(ly)" and similar expressions are intended to identify forward- looking statements. There are a number of important factors that could cause actual events or actual results of FHI to differ materially from those indicated by such forward-looking statements.

For more information please contact:

FRESH HARVEST PRODUCTS, INC.

Phone: 201-217-4137